EXHIBIT (j)




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Trustees and Board of Directors
Julius Baer Investment Funds and Julius Baer Global Equity Fund Inc.


We consent to the use of our report, dated December 22, 2006, for the Julius Baer International Equity Fund, Julius Baer International Equity Fund II, Julius Baer Total Return Bond Fund, Julius Baer Global High Income Fund, Julius Baer U.S. Microcap Fund, Julius Baer U.S. Smallcap Fund, Julius Baer U.S. Midcap Fund, Julius Baer U.S. Multicap Fund, each a series of the Julius Baer Investment Funds, and the Julius Baer Global Equity Fund Inc., incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS TABLES" in the prospectus and "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.


                                                     /s/ KPMG LLP


Boston, Massachusetts
February 27, 2007